FEDERAL SIGNAL CORPORATION ANNOUNCES
                            FIRST QUARTER EPS OF $.14

Highlights

Orders up 13% from prior year and sales higher by 19%, all four groups showing increases

First quarter EPS $.14 down from  $.22 in 2002; consistent with expectations

Operating cash flow of $18 million

Reduction in manufacturing debt to capitalization to 43% from 44% at year-end


Oak Brook, Illinois, April 22, 2003 -- Federal Signal Corporation reported diluted earnings per share from continuing operations of $.14 for the first quarter of 2003 on sales of $292 million. This compares to earnings per share from continuing operations of $.22 on sales of $246 million for the same period in 2002. The 19% increase in sales was largely associated with higher North American sales of fire rescue equipment and the addition of sales associated with the two refuse truck body acquisitions made during the latter part of 2002. The reduction in earnings was attributable to lower operating margins for Environmental Products and Safety Products, driven mainly by weaker municipal customer sales and a lower margin sales mix.

Also affecting first quarter 2003 operating income were charges primarily associated with plant consolidations and manufacturing transitions in three of four groups. Offsetting these charges was a low effective tax rate resulting from a tax benefit associated with the closure and consolidation of a foreign production facility. The net impact on income of these charges, offset by the tax benefit, increased first quarter earnings by $.01 per share.

Joseph J. Ross, chairman and chief executive officer, stated, "We continue to be affected by weaker U.S. municipal markets and are still seeing only sporadic improvement in our industrial sales. However, international sales are fairly strong; the diversification of our markets continues to work to our advantage. We continue to focus on improving margins at Fire Rescue, and are encouraged by a modest improvement in our U.S.-based fire businesses, which was more than offset by weaker international margins during the quarter. We expect sequential margin improvements in this segment over the course of the year. Looking forward, we are focusing company-wide on improving our margins, and have implemented a number of cost reduction programs that will benefit us during the balance of the year and thereafter. We remain committed to delivering full year 2003 earnings in the range of $1.05 to $1.15 per share."

FIRST QUARTER GROUP RESULTS

Environmental Products sales increased 13% from 2002 and operating margin declined significantly to 1.9% versus 8.8% in the prior year.

The increase in sales reflects the acquisition of two refuse truck body companies in late 2002. Although refuse truck body sales contribute to a year-over-year sales increase, weakening demand has resulted in low throughput and cost absorption for this business. Margins were lower for all operating units. Average margins for sewer cleaners declined because of low sales volumes associated with weak municipal markets that led to low utilization of fixed costs. Sweeper margins were impacted adversely by sales mix, costs associated with combining production facilities and higher costs associated with the conversion of our European sweeper line to meet new EU standards.

Fire Rescue sales increased 47% to $99 million. Operating margin was essentially flat at 2.2%.

Sales rose significantly versus a weak first quarter of 2002. The operating margin remained low, due to a lower margin mix of European sales and higher costs at the company's Netherlands-based joint venture. U.S. operating units improved margins and earnings slightly as production throughput has risen and manufacturing efficiencies are improving. The business continues to invest heavily in projects to improve the selling and manufacturing processes; these additional expenses largely offset the benefit of higher sales volumes in the quarter.

Safety Products sales rose 4% to $67 million. Operating margin declined to 9.7% from 14.3% in 2002.

The increase in revenue reflects progress on the Dallas/Ft. Worth International Airport project and higher international sales, which more than offset the adverse impact of weaker domestic municipal sales. Operating margins were lower due to higher pension costs, a lower margin sales mix and costs associated with the shutdown of a production facility in the U.K.

Tool sales rose 6% to $41 million. Operating margin rose to 10.8% from 10.6%.

Sales and margins for die component tools for metal stamping were significantly higher in international markets, benefiting in part from the strength of the Euro. Partly offsetting were weaker U.S. cutting tool sales, which were impacted in part by lower demand from certain automotive customers. Operating margins improved despite higher pension costs, initial operating inefficiencies associated with the start-up of the new plant in Portugal and the expenses for shutdown of a facility in New York.

CORPORATE AND OTHER

Corporate expense increased to $3.5 million. Interest expense was flat with 2002, as the impact of slightly higher debt balances was offset by lower short-term interest rates. The effective tax rate was sharply lower, at 2.4%, due to the one-time benefit of a tax deduction associated with the closure of a production facility in the U.K. Initial closure costs were incurred by the Safety Products Group in the first quarter, and the balance is projected for the second quarter, although accounting rules dictate that the full tax benefit be reflected in the first quarter. As a result of this benefit, the full-year effective tax rate is projected to be approximately 26%. This compares to 24% in 2002.

CASH FLOW AND DEBT

Operating cash flow totaled $18 million for the quarter, reflecting a modest improvement in working capital through the reduction in inventories and increased payables, offset in part by higher receivables. For the quarter, inventory turns averaged 4.7, up from an average of 4.3 in 2002, due to improvements associated with lean enterprise initiatives. Versus the first quarter of 2002, operating cash flow was down $16 million because of the timing of collections of receivables. The company remains on track to generate at least $90 million of operating cash flow in 2003.

Manufacturing debt was reduced in the quarter to $287 million, or 43% of capitalization, a slight improvement versus the 44% level at year-end 2002.


Federal Signal will host its first quarter conference call Tuesday, April 22, 2003 at 11:00 a.m. Eastern Time to highlight results of the first quarter, and discuss the company's outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least fifteen minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Tuesday, April 29, 2003.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.


                       FEDERAL SIGNAL CORPORATION (NYSE)
                          Consolidated Financial Data
                For the First Quarter (Unaudited) 2003 and 2002
                      (in thousands except per share data)



                                                               Percent
                                           2003        2002     change
Quarter March 31:
Net sales                             $ 291,951   $ 245,644       19%
Income:
  Income from continuing operations       6,467       9,794      -34%
  Cumulative effect of change in
   accounting                                        (7,984)
                                        =======     =======
  Net income                              6,467       1,810      257%
                                        =======     =======
Share earns (diluted):
  Income from continuing operations         .14         .22      -36%
  Cumulative effect of change in
   accounting                                          (.18)
                                        =======     =======
  Net income                                .14         .04      250%
                                        =======     =======

Average common shares outstanding        47,864      45,327

Net sales                             $ 291,951   $ 245,644      19%
Cost of sales                          (217,602)   (175,754)
Selling, general and administrative
expenses                                (63,134)    (51,277)
                                        -------     -------
Operating income                         11,215      18,613      -40%
Interest expense                         (4,895)     (4,783)
Other income                                130         154
Minority interest                           173          28
                                        -------     -------
Income before income taxes                6,623      14,012
Income taxes                               (156)     (4,218)
                                        -------     -------
Income from continuing operations         6,467       9,794      -34%
Cumulative effect of change in
 accounting                                          (7,984)
                                        =======     =======
Net income                            $   6,467   $   1,810      257%
                                        =======     =======

Gross margin on sales                     25.5%       28.5%
Operating margin on sales                  3.8%        7.6%
Net cash provided by operations:
  Net income                            $ 6,467     $ 1,810
  Cumulative effect of change in
   accounting                                         7,984
  Depreciation                            6,010       5,230
  Amortization                              575         478
  Working capital changes and other       4,848      18,411
                                        =======     =======
  Net cash provided by operations        17,900      33,913
                                        =======     =======
EBITDA (Income before income taxes
plus interest expense, depreciation
and amortization)                        18,103      24,503

Capital expenditures                      4,489       2,763

Comprehensive income                     10,949         766


                                                                 Percent
                                           2003        2002      change
Group results:
Quarter March 31:
  Net sales
    Environmental Products            $  84,712   $  74,752         13%
    Fire Rescue                          98,662      67,249         47%
    Safety Products                      67,188      64,645          4%
    Tool                                 41,389      38,998          6%
                                        =======     =======
    Total group revenues              $ 291,951   $ 245,644         19%
                                        =======     =======

Operating income
    Environmental Products            $   1,605   $   6,587        -76%
    Fire Rescue                           2,123       1,669         27%
    Safety Products                       6,530       9,267        -30%
    Tool                                  4,472       4,124          8%
                                       --------     -------
    Total group operating income      $  14,730   $  21,647        -32%
                                       ========     =======



                                         March 31,    December 31,
                                           2003          2002

Assets
Manufacturing activities:-
  Current assets:
    Cash and cash equivalents          $    9,437    $    9,782
    Trade accounts receivable, net
     of allowances for doubtful
     accounts                             201,195       181,843
    Inventories                           180,052       183,802
    Prepaid expenses                       18,773        19,390
                                        ---------     ---------
  Total current assets                    409,457       394,817

  Properties and equipment                142,593       143,932

  Intangible assets, net of
   accumulated amortization               350,144       348,435

  Other deferred charges and assets        44,032        44,046

                                        ---------     ---------
Total manufacturing assets                946,226       931,230

Net assets of discontinued
operations, including
 financial assets                          10,766        10,392

Financial services activities - Lease
 financing receivables, net of
 allowances for doubtful accounts         227,539       226,788

                                        =========     =========
Total assets                          $ 1,184,531   $ 1,168,410
                                        =========     =========

Liabilities
Manufacturing activities:-
  Current liabilities:
    Short-term borrowings             $    12,603    $   16,432
    Trade accounts payable                 91,147        76,082
    Accrued liabilities and income
     taxes                                126,969       129,370
                                        ---------     ---------
   Total current liabilities              230,719       221,884
  Long-term borrowings                    274,840       279,544
  Long-term pension liabilities            36,326        32,656
  Deferred income taxes                    36,127        33,495
                                        ----------    ---------
  Total manufacturing liabilities         578,012       567,579
                                        ----------    ---------

Financial services activities -
 Borrowings                               202,933       202,022

Minority interest in subsidiary               571           744

Shareholders' equity                      403,015       398,065
                                        =========     =========
Total liabilities and shareholders'
 equity                               $ 1,184,531   $ 1,168,410
                                        =========     =========

Supplemental data:
  Manufacturing debt                      287,443      295,976
  Debt-to-capitalization ratio:
    Manufacturing                             43%          44%
    Financial services                        87%          87%